Exhibit 5.10

[LETTERHEAD OF WOODS ROGERS PLC]

September 30, 2016

Summit Materials, LLC

Summit Materials Finance Corp.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel to Boxley Materials Company, a Virginia corporation and subsidiary of the Issuers (“Boxley”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Summit Materials, LLC and Summit Materials Finance Corp. (together, the “Issuers”), Boxley and other subsidiaries of the Issuers (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of up to $250,000,000 aggregate principal amount of 8.500% Senior Notes due 2022 (the “Exchange Securities”) and the issuance by Boxley and others of guarantees (the “Exchange Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture, dated as of March 8, 2016 (as amended by the first supplemental indenture, dated as of April 5, 2016, by the second supplemental indenture, dated as of May 25, 2016, and by the third supplemental indenture, dated as of September 23, 2016, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Securities and the Exchange Guarantees will be offered by the Issuers and the Guarantors in exchange for their outstanding 8.500% Senior Notes due 2022 and the guarantees thereof that were issued on March 8, 2016.

We have examined the Registration Statement and the Indenture (including the form of Exchange Security and the terms of the Exchange Guarantees set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of Boxley.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                      Boxley is a corporation, duly formed, validly existing and in good standing, under the laws of the Commonwealth of Virginia.  Boxley has the right, corporate power, and authority to execute and deliver the First Supplemental Indenture and each of the related instruments to which it is a party and to perform its obligations thereunder.

2.                                      The execution and delivery by Boxley of the First Supplemental Indenture and the related instruments to which it is a party, and the performance of its obligations thereunder in accordance with the terms thereof, including its issuance of the Exchange Guarantee, will not: (a) violate any provision of its Articles of Incorporation or Bylaws, each as amended, or any other document governing its existence or business; (b) violate any applicable law; or (c) violate any order, judgment or decree of any court or administrative tribunal which, to our knowledge, is applicable to Seller.

3.                                      The First Supplemental Indenture has been duly and validly authorized, executed and delivered by Boxley and the Exchange Guarantee has been duly and validly authorized by Boxley, and, assuming that the instruments evidencing the Exchange Guarantee have been duly authorized, executed and delivered by the other parties thereto, the Exchange Guarantee of Boxley when issued will constitute the legal, valid and binding obligation of Boxley, enforceable against Boxley in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, reorganization, insolvency, liquidation, fraudulent conveyance, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights and remedies generally, (ii) applicable laws, court decisions and general principals of equity (regardless of whether such enforceability is adjudicated in proceedings in equity or at law), (iii) limitations imposed by federal or applicable state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, (iv) an implied covenant of good faith and fair dealing and (v) matters of public policy.

We do not express any opinion herein concerning any law other than the law of the Commonwealth of Virginia.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Woods Rogers PLC

WOODS ROGERS PLC